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                                                                October 29, 2001



RAIT Investment Trust
RAIT Partnership, L.P.
1818 Market Street - 28th Floor
Philadelphia, PA  19103


Ladies and Gentlemen:

         We have acted as counsel to RAIT Investment Trust, a Maryland real estate investment trust (the "Company"), and RAIT Partnership, L.P. (the "Operating Partnership"), a Delaware limited partnership, in connection with their registration on Form S-3 (the "Registration Statement") of up to $150,000,000 of any combination of common or preferred shares of beneficial interest of the Company, warrants to purchase common or preferred shares, debt securities of the Operating Partnership and guarantees by the Company of the Operating Partnership's debt securities (together, the "Offered Securities"). You have requested our opinion regarding certain U.S. federal income tax matters.

         In connection with the opinions rendered below, we have examined the following:

         1. the Company's Amended and Restated Declaration of Trust ("Declaration of Trust") and bylaws ("Bylaws") of the Company, as amended through the date hereof;

         2. the Registration Statement, as the same has been amended through the date hereof;

         3. the organizational documents of the Company and Operating
            Partnership;

         4. such other documents as we have deemed necessary or appropriate for purposes of this opinion.

         In connection with the opinions rendered below, we have assumed generally that:

         1. Each of the documents referred to above has been duly authorized, executed and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended.
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RAIT Investment Trust
October 29, 2001
Page 2


         2. During the taxable years ended December 31, 1998, 1999 and 2000 and subsequent taxable years, the Company and the general partner of the Operating Partnership, RAIT General, Inc. (the "General Partner") have operated and will continue to operate in such a manner that makes and will continue to make the representations contained in certificates, dated the date hereof and executed by duly appointed officers of the Company or the General Partner (the "Officer's Certificates"), true for such years.

         3. Neither the Company nor the Operating Partnership will make any amendments to their organizational documents after the date of this opinion that would affect the Company's qualification as a real estate investment trust (a "REIT") for any taxable year.

         4. No action will be taken by the Company or the Operating Partnership after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

         In connection with the opinions rendered below, we also have relied upon the correctness of the representations contained in the Officer's Certificates. Where such factual representations contained in the Officer's Certificates involve the terms defined in the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations thereunder (the "Regulations"), published rulings of the Internal Revenue Service (the "Service"), or other relevant authority, we have explained such terms to both the Company's and the Operating Partnership's representatives and are satisfied that such representatives understand the terms and are capable of making such factual representations.

         Based solely on the documents and assumptions set forth above, the representations set forth in the Officer's Certificates, the discussion in the Registration Statement under the caption "Federal Income Tax Consequences of Our Status as a REIT" (which is incorporated herein by reference), and without further investigation, we are of the opinion that:

         (a) the Company qualified to be taxed as a REIT pursuant to sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"), for its taxable years ended December 31, 1998 through December 31, 2000, and the Company's organization and current and proposed method of operation will enable it to continue to qualify as a REIT for its taxable year ending December 31, 2001, and in the future; and

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RAIT Investment Trust
October 29, 2001
Page 3


         (b) the description of the law and the legal conclusions contained in the Registration Statement under the caption "Federal Income Tax Consequence of Our Status as a REIT" is correct in all material respects, and the discussion thereunder fairly summarizes the federal income tax considerations that are likely to be material to a holder of the Offered Securities.

         Except as described herein, we have performed no further due diligence and have made no efforts to verify the accuracy and genuineness of the documents and assumptions set forth above, or the representations set forth in the Officer's Certificates. We will not review on a continuing basis the Company's nor the Operating Partnership's compliance with the documents or assumptions set forth above, or the representations set forth in the Officer's Certificates. Accordingly, no assurance can be given that the actual results of the Company's or Operating Partnership's operations for its 2001 and subsequent taxable years will satisfy the requirements for qualification and taxation as a REIT.

         The foregoing opinions are based on current provisions of the Code and the Regulations, published administrative interpretations thereof, and published court decisions. The Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name as it appears under the caption "Legal Opinions." In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the SEC.

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RAIT Investment Trust
October 29, 2001
Page 4


         The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressee, and it may not be distributed, relied upon for any purpose by any other person, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.



                                                  Very truly yours,



                                                  /s/ Ledgewood Law Firm, P.C.
                                                  ------------------------------
                                                      Ledgewood Law Firm, P.C.